Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Equity Incentive Plan, 2022 Employee Share Purchase Plan, and Legacy Equity Award Settlement Plan of Biohaven Ltd. of our report dated July 1, 2022, with respect to the combined financial statements of Biohaven Ltd. (formerly Biohaven Research Ltd.) included in its Amendment No. 4 to Form 10 for the years ended December 31, 2021 and 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Hartford, Connecticut
October 11, 2022

A member firm of Ernst & Young Global Limited